EXHIBIT 99.1


                      VALHI'S EARNINGS CONTINUE TO IMPROVE


    DALLAS, TEXAS . . October 26, 1994 . . Valhi, Inc. (NYSE:VHI) reported net income of $4.6 million, or $.04 per share, for the third quarter of 1994 compared to a net loss of $2.0 million, or $.02 per share, in the comparable 1993 period. For the nine month year-to-date period, net income was $6.9 million, or $.06 per share, $76 million better than the net loss of $69.4 million, or $.61 per share, for 1993. Improved results attributable to the Company's interest in NL Industries, Inc. (NYSE: NL) were a major factor in the higher 1994 earnings. NL's chemicals operations improved through higher prices for titanium dioxide pigments, higher sales volume and lower operating costs.

    Valhi's third quarter sales were up 9%, to $233 million, in large part due to higher refined sugar volumes in conjunction with the end of the sugar crop year. Operating income of $26.1 million for the third quarter was slightly lower than last year's $27.0 million as improved forest products earnings, enhanced by higher average selling prices for medium density fiberboard, were more than offset by comparative refined sugar LIFO adjustments. In the nine-month period, operating income was up 13%, to $73.3 million, on a 9% increase in sales, to $633 million, as prices and volumes were generally higher than in 1993.

    Lower average debt and rates resulted in reduced interest expense during 1994. The extraordinary item in 1993 relates to premiums associated with the prepayment of high-cost subordinated debt. Tremont Corporation's (NYSE: TRE) titanium metal operations were negatively affected by recently settled strikes at its two major facilities.

    As previously announced, the Company has agreed to sell its sugar business to an agricultural cooperative of sugarbeet growers for $325 million cash. The transaction is subject to financing and other conditions and there can be no assurance that it will be consummated.

    Valhi, Inc., headquartered in Dallas, Texas, is engaged in the refined sugar, forest products, hardware products and fast food industries as well as the chemicals and titanium metals industries through its interests in NL Industries and Tremont Corporation.


                                    * * * * *


                          BUSINESS SEGMENT INFORMATION

                                   (UNAUDITED)

                                  (IN MILLIONS)

                                                    Three months ended            Nine months ended
                                                       September 30,                September 30,
                                                          1993          1994            1993         1994

Net sales
  Refined sugar                                          $120.8        $137.4         $ 318.3       $353.9
  Forest products                                          48.2          49.6           131.7        143.0
  Hardware products                                        16.2          17.0            46.6         52.5
  Fast food                                                28.0          28.6            81.4         82.9

                                                         $213.2        $232.6         $ 578.0       $632.3

Operating income
  Refined sugar:
    FIFO basis                                           $  9.1        $  9.0         $  18.2       $ 22.1
    LIFO adjustment                                         4.7           (.5)            9.8          2.9
                                                           13.8           8.5            28.0         25.0
  Forest products                                           6.8          10.8            19.6         27.5
  Hardware products                                         4.2           4.6            11.2         14.7
  Fast food                                                 2.2           2.2             6.2          6.1

                                                         $ 27.0        $ 26.1         $  65.0       $ 73.3

Equity in losses of affiliates
  NL Industries, Inc.                                    $(11.5)       $ (4.8)        $ (37.0)      $(20.1)
  Tremont Corporation                                      (4.6)         (4.8)           (9.8)       (10.4)
                                                          (16.1)         (9.6)          (46.8)       (30.5)
  Provision for market value
   impairment of NL stock                                   -             -             (84.0)         -

                                                         $(16.1)       $ (9.6)        $(130.8)      $(30.5)
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                          VALHI, INC. AND SUBSIDIARIES

                       SUMMARY OF CONSOLIDATED OPERATIONS

                                   (UNAUDITED)

                      (IN MILLIONS, EXCEPT PER SHARE DATA)


                                                  Three months ended            Nine months ended
                                                     September 30,                 September 30,
                                                         1993         1994              1993         1994

Net sales                                               $213.2       $232.6           $ 578.0       $632.3

Operating income                                        $ 27.0       $ 26.1           $  65.0       $ 73.3
General corporate and other:
  Securities earnings                                      1.4          1.4               5.4          2.5
  Expenses and other, net                                 (1.7)        (3.2)             (7.6)        (9.2)
Interest expense                                          (8.6)        (8.2)            (30.4)       (26.0)
                                                          18.1         16.1              32.4         40.6
Equity in losses of affiliates                           (16.1)        (9.6)           (130.8)       (30.5)

  Income (loss) before taxes                               2.0          6.5             (98.4)        10.1
Income tax expense (benefit)                                .8          1.9             (32.2)         3.2
                                                           1.2          4.6             (66.2)         6.9
Extraordinary item-debt prepayment                        (3.2)         -                (3.2)         -

    Net income (loss)                                   $ (2.0)      $  4.6           $ (69.4)      $  6.9

Income (loss) per common share:
  Before extraordinary item                             $  .01       $  .04           $  (.58)      $  .06
  Extraordinary item                                      (.03)         -                (.03)         -

      Net income (loss)                                 $ (.02)      $  .04           $  (.61)      $  .06


Weighted average common shares
 outstanding                                             114.1        114.3             114.1        114.3
